Exhibit 5.2

MONARCH PLAZA SUITE 1600 3414 PEACHTREE ROAD N.E. ATLANTA, GEORGIA 30326 PHONE: 404.577.6000 FAX: 404.221.6501
www.bakerdonelson.com

ROBERT G. BRAZIER

Direct Dial: 404.221.6506

Direct Fax: 404.238.9606

E-Mail Address: rbrazier@bakerdonelson.com

September 11, 2013

ADS Waste Holdings, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32801

Re: Registration Statement on Form S-4 of ADS Waste Holdings, Inc.

Ladies and Gentlemen:

We have acted as special South Carolina counsel to Advanced Disposal Services of South Carolina, LLC, a South Carolina a limited liability company and Site Services, LLC, a South Carolina limited liability company collectively the “South Carolina Guarantors”, in connection with the preparation and filing by ADS Waste Holdings, Inc., a Delaware corporation (the “Company” and the parent of the South Carolina Guarantors), of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 8  1⁄4% Senior Notes due 2020 (the “Exchange Notes”) and the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as guarantors, which includes the South Carolina Guarantors (“Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”; this being the same Exchange Offer defined in Section 2(a) of that certain Registration Rights Agreement dated as of October 9, 2012 between Company and Deutsche Bank Securities, Inc., as representative of the initial purchasers of the Old Notes [defined below]) up to $550,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 8  1⁄4% Senior Notes due 2020 issued on October 9, 2012 (the “Old Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Old Notes by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of October 9, 2012 (as amended and supplemented, the “Indenture”), among ADS Waste Escrow Corp. and Wells Fargo Bank, National Association, as trustee (Trustee”).

ALABAMA    •    FLORIDA    •    GEORGIA     •    LOUISIANA    •    MISSISSIPPI    •    TENNESSEE    •    TEXAS     •    WASHINGTON, D.C.

ADS Waste Holdings, Inc.

September 11, 2013

In our capacity as counsel to the South Carolina Guarantors, we have reviewed originals or copies of the following documents:

(a) The Indenture, including (as Exhibit A thereto) the form of Exchange Note.

The documents described in the foregoing clause (a) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a) The Registration Statement.

(b) The Prospectus.

(c) The registration rights agreement, dated as of October 9, 2012, among the Company and Deutsche Bank Securities Inc., as representative of the several Initial Purchasers named therein.

(d) Originals or copies of such other corporate records of the South Carolina Guarantors, certificates of public officials and of officers of the South Carolina Guarantors and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

Opinions

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. South Carolina Guarantors are South Carolina limited liability companies validly existing and in good standing under the laws of South Carolina.

2. The South Carolina Guarantors have the power and authority to create the obligations applicable to them under the Opinion Documents.

3. The execution, delivery and performance by each of the South Carolina Guarantors of the Opinion Documents to which it is a party has been duly authorized by all necessary limited liability company action.

4. The Indenture has been duly executed and delivered by the South Carolina Guarantors.

This opinion letter is rendered to you in connection with the Exchange Offer. This Opinion Letter is presumed to deal only with the specific legal issues that are addressed by it. Accordingly, any express opinion concerning a particular legal issue is presumed not to address

ADS Waste Holdings, Inc.

September 11, 2013

any other matters. Even if this presumption against opinion by implication can be overcome by compelling rebuttal, the legal issues specified in the foregoing paragraphs are covered only if and to the extent any such issue is specifically addressed in this Opinion Letter. The opinions contained in this Opinion Letter are expressions of professional judgment regarding the legal matters addressed and not guarantees that a court will reach any particular result. We have relied, without investigation or analysis, upon information in the documents referred to herein, and have relied, without investigation or analysis, upon the information contained in representations made by the South Carolina Guarantors in their officers’ certificates.

We have assumed the following for purposes of rendering this opinion letter: The documents executed by the various parties in connection with the issuance of the Old Notes, including the various resolutions and certificates of the South Carolina Guarantors, have not been modified, amended or rescinded, and remain in full force and effect as of the date hereof. The South Carolina Guarantors have caused executed counterparts of their respective guarantee and any collateral agreement to be put out of the possession of the South Carolina Guarantors and into the possession of an agent for the debt holders with the actual intent to create binding contracts, and that the same will be true as to the Exchange Note Guarantees. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine. The form and content of all Guarantor documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion letter from the form and content of such Guarantor documents as executed and delivered.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Shearman & Sterling LLP in connection with the Exchange Offer and the filing of the Registration Statement.

Very truly yours, BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

/s/ Robert G. Brazier
Robert G. Brazier, Shareholder